EXHIBIT 99.7

Global Green Files Petition to Appeal the SEC's Suspension of Trading

TALLAHASSEE, Fla. – October 29, 2014 – Global Green, Inc. (GOGC: Pink Sheets) ("the Company"), a green bio-pharmaceutical company, announces that a Petition for Termination of Suspension of Trading Securities of the Company has been filed with the SEC.

About Global Green, Inc.
Global Green, Inc. is a green bio-pharmaceutical company committed to identifying technology platforms and commercializing vaccines that contain natural organisms that are not genetically modified, utilizing pharmaceutical standards without the use of mercury.  For more information, visit www.globalgreeninc.com.
Forward-Looking Statement
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties which include, among others, the inherent uncertainties associated with smaller reporting companies including, without limitation, other risks detailed from time to time in the Company's periodic reports filed with the SEC.

Contact:
Pam Lagano
plagano@globalgreeninc.com
727.480.3082